Exhibit 99



FIRST SENTINEL BANCORP, INC.
1000 Woodbridge Center Drive, PO Box 5003, Woodbridge, New Jersey 07095
Phone: (732) 726-9700      Internet: www.firstsentinelbancorp.com
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NEWS RELEASE
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FOR IMMEDIATE RELEASE                         CONTACT:   Ann C. Clancy
December 14, 1999                                        Investor Relations
                                                         Ph: (732)726-9700 x5514
                                                         Fax: (732) 726-5541




              FIRST SENTINEL BANCORP DECLARES SPECIAL CASH DIVIDEND

Woodbridge, NJ - The Board of Directors of First Sentinel Bancorp, Inc., ("First Sentinel") (NASDAQ: FSLA) the holding company for First Savings Bank, announced today that the Board of Directors declared a special cash dividend in the amount of $.15 per share on the Company's outstanding common stock. The special cash dividend is in addition to the regular quarterly cash dividend, which was recently increased to $.06 per share. The special cash dividend will be paid on January 14, 2000, to stockholders of record as of the close of business on December 28, 1999.

In announcing the special dividend, President and Chief Executive Officer John
P. Mulkerin stated that, "The special cash dividend represents the Company's continued execution of its overall capital management strategy. We are dedicated to improving the return on investment for our shareholders." The special cash dividend is based upon the Company's current financial condition and results of operations, and should not be expected during future periods.

First Sentinel common stock trades on the Nasdaq National Market under the symbol "FSLA." First Sentinel Bancorp, Inc. is the holding company for Woodbridge-based First Savings Bank, SLA. The Bank, which was founded in 1901, currently operates 23 retail banking offices in Middlesex, Monmouth, Mercer and Union Counties.